Matson Money, Inc.

Matson Capital, LLC

Joint Code of Ethics

EFFECTIVE DATE (Matson Money, Inc.): FEBRUARY 1, 2005

REVISED DATE: NOVEMBER 11, 2008

REVISED DATE: DECEMBER 30, 2009

REVISED DATE: APRIL 11, 2013

REVISED DATE: JUNE 30, 2016

REVISED DATE: AUGUST 23, 2019

REVISED DATE: OCTOBER 7, 2022

REVISED DATE: FEBRUARY 7, 2025

REVISED DATE AND EFFECTIVE DATE (Matson Capital, LLC): JULY 1, 2025

1.0	INTRODUCTION

This joint Code of Ethics (the “Code”) establishes rules of conduct for persons who are officers, directors, and employees of Matson Money, Inc. (“Matson Money”) and Matson Capital, LLC (“Matson Capital” and, together with Matson Money, “Matson”). The Code governs their personal investments and conduct.

The Code is being adopted to effectuate the purposes and objectives of Section 204A and Rule 204A-1 of the Investment Advisers Act of 1940 as amended (the “Advisers Act”) and Rule 204-2 under the Advisers Act. Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, non-public information by investment advisers, including Matson. Rule 204A-1 requires an adviser to have a code of ethics that sets forth standards of conduct and requires compliance with applicable federal securities laws by the adviser’s “supervised persons,” requires pre-clearance of certain personal securities transactions by “access persons,” requires reporting of access persons’ personal securities transactions and holdings, requires reporting violations of the code of ethics by supervised persons to the chief compliance officer or a designee, requires that a copy of the code of ethics (and any amendments) be provided to the adviser’s supervised persons and requires supervised persons to provide a written acknowledgment of receipt of the code of ethics and any amendments. Rule 204-2 imposes record keeping requirements with respect to personal securities transactions of certain persons employed by investment advisers.

The purpose of the Code is to (i) remind officers, directors and employees that Matson Money’s and Matson Capital’s responsibility to their respective clients is to provide effective and proper professional investment management advice based upon unbiased independent judgment; (ii) set standards for employee conduct in those situations where conflicts of interest are most likely to arise; (iii) assure that officers, directors and employees understand their responsibilities under the federal securities laws; (iv) protect Matson from reputational damage; and (v) develop procedures that allow Matson to monitor officers, directors and employees’ activity for compliance with the Code.

It is the desire of Matson that the Code be conscientiously followed and effectively enforced. The prime responsibility for following it rests with each officer, director and employee. While Matson will oversee compliance with the Code, a conscientious and professional attitude on the part of each officer, director and employee will ensure that Matson fulfills the highest ethical standards.

Violations of the Code may cause Matson loss of business, legal liability, fines and other punishments. Violations of the Code may result in demotion, suspension, firing, fines and other punishments for individuals. Violations can be categorized as Material and Non-Material Violations, each of which can result in different punishment. A “Material Violation” means a breach of the Code that raises relatively serious issues that suggest the possibility of a violation of the securities laws, particularly Section 17(j) of the Investment Company Act of 1940 (the “Company Act”) and Rule 17j-1 thereunder or Section 206 of the Advisers Act. The triggering event can vary based on the specific facts and circumstances of a situation, but may include issues such as insider trading, front running, short-term trading, market timing or other circumstances or patterns of incidents or transactions or a series of minor violations which in their aggregate may constitute a serious violation.

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2.0	APPLICABILITY OF CODE

The Code applies to all of Matson Money’s and Matson Capital’s officers, directors and employees unless the Compliance Officer specifies otherwise in writing. Certain provisions apply to “Supervised Persons,” while others apply only to “Access Persons.” These terms are defined as follows:

Supervised Person of Matson Money: Any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Matson Money, or other person who provides investment advice on behalf of Matson Money and is subject to the supervision and control of Matson Money.

Access Person of Matson Money: (i) any of Matson Money’s supervised persons who: (a) has access to nonpublic information regarding any Matson Money clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any “reportable fund” (including Matson Funds – see Section 3.1.3, below); or (b) is involved in making securities recommendations to Matson Money clients, or who has access to such recommendations that are nonpublic; and (ii) all of Matson Money’s directors, officers and partners are presumed to be access persons of Matson Money.

Supervised Person of Matson Capital: Any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Matson Capital, or other person who provides investment advice on behalf of Matson Capital and is subject to the supervision and control of Matson Capital.

Access Person of Matson Capital: (i) any of Matson Capital’s supervised persons who: (a) has access to nonpublic information regarding any Matson Capital clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any “reportable fund” (including Matson Funds – see Section 3.1.3, below); or (b) is involved in making securities recommendations to Matson Capital clients, or who has access to such recommendations that are nonpublic; and (ii) all of Matson Capital’s directors, officers and partners are presumed to be access persons of Matson Capital.

3.0	PERSONAL TRADING POLICY

3.1	Definitions

3.1.1	Covered Security

Any “security” as defined in Advisers Act Section 202(a)(18), except the term Covered Security does not include: direct obligations issued by the Government of the United States; bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; shares issued by money market funds; shares of registered open-end investment companies (excluding Matson Funds); or shares issued by unit investment trusts that are invested exclusively in one or more registered open-end investment companies (excluding Matson Funds).

In general, this includes any financial instrument treated as a security for investment purposes and any related instrument such as options, futures, warrants, convertible securities, forward or swap contracts entered into with respect to one or more securities, a basket of or an index of securities or components of securities, with the exceptions noted above.

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Any question regarding whether an instrument is a Covered Security should be directed to the Chief Compliance Officer (“CCO”).

3.1.2	Access Person Accounts

Any account that holds or may hold a Covered Security in which an Access Person has direct or indirect beneficial ownership. Formally, “beneficial ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “Exchange Act”) in determining whether a person has beneficial ownership of a security for purposes of Exchange Act Section 16 and the rules and regulations thereunder.

In general, this refers to any account of an Access Person, their spouse, minor children, or immediate family members sharing the same household as the Access Person, trusts or estates of which the Access Person is a beneficiary.

Any question regarding whether an account is an Access Person Account should be directed to the CCO.

3.1.3	Matson Funds

A “Matson Fund” is any investment company registered under the Company Act with Matson Money or Matson Capital as investment adviser (including sub-adviser).

For purposes of the Code, any “Matson Fund” is a Covered Security and a reportable fund with respect to both Matson Money and Matson Capital.

3.2	Initial Public Offerings and Private Placements

Access Person Accounts are prohibited from participating in initial public offerings and private placements.

3.3.	Reports

3.3.1	Quarterly Transaction Reports

Every Access Person must submit a quarterly report containing the information set forth in Exhibit A with respect to each transaction involving any Covered Security in which such Access Person or any of their Access Person Accounts had, or as a result of such transaction acquired, any direct or indirect beneficial ownership. An Access Person must submit this report to the CCO no later than 30 calendar days after the end of the calendar quarter in which the transaction to which the report relates was effected.

3.3.2	Holdings Reports

1.	Initial Holdings Reports. Within 10 days after becoming an Access Person, each Access Person shall disclose: all current personal securities holdings in any of their Access Person Accounts; a list of each broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and the additional information required by Exhibit B. Such information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. Such Access Person must also authorize any such broker, dealer or bank to submit duplicate statements and confirmations to Matson’s CCO.

2.	Annual Holdings Reports. Within 45 days of the end of each calendar year, each Access Person shall disclose: all current personal securities holdings in any of their Access Person Accounts; a list of each broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and the additional information required by Exhibit C. Such information must be current as of a date no more than 45 days prior to the date the report is submitted.
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3.3.3	Reporting Exceptions; Statements Regarding No Admission of Beneficial Ownership

1.	An Access Person need not submit any report with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control.

2.	An Access Person need not submit any Transaction Report with respect to transactions effected pursuant to an automatic investment plan.

3.	Any report submitted may contain a statement that the report shall not be construed as an admission by the person making such report that they have any direct or indirect beneficial ownership in the security to which the report relates.

3.3.4	Certifications – Exhibit D

1.	Within 30 days of association or employment with Matson and within ten days of adoption of the Code, each Access Person must certify that they have received, read and understand the Code and recognizes that they are subject to such Code. (Exhibit D)

2.	Annually each Access Person must certify that they have read and understand the Code and recognizes that they are subject to such Code. In addition, annually each Access Person must certify that they have disclosed or reported all personal securities holdings and transactions required to be disclosed or reported under the Code. (Exhibit D)

3.4	Review of Reports

The CCO or their designee shall be responsible for reviewing confirmations of transactions for all Access Person Accounts, Initial Holdings Reports, Annual Holdings Reports, Certification of Compliance forms, Personal Securities Transaction Quarterly Reports and any other documents deemed necessary to seek to assure compliance with the Code.

Matson Money purchases and sells open-end mutual funds for clients and the only individual securities Matson Money purchases or sells for clients’ accounts are sales of securities held in a client’s existing account. Matson Capital makes non-discretionary recommendations to its clients regarding Matson Money investment programs and related investment strategies and asset allocations, which involve the client’s purchase and sale of open-end mutual funds. Consequently, the review by the CCO or their designee shall be limited as described below.

3.4.1	Quarterly Reviews

The CCO or their designee is responsible for review and monitoring personal securities transactions of Access Persons in accordance with the following procedures:

1.	The CCO is responsible for reviewing the list of Access Persons against the quarterly securities reports each quarter to seek to assure reporting compliance by all Access Persons.

2.	The CCO shall prepare a written report each quarter to Matson’s CEO in the event that any issues arose during the previous quarter under this policy.
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3.4.2	Annual Reviews

1.	The CCO is responsible for reviewing a list of all Access Persons against Initial and Annual Securities Holdings Reports to seek to assure compliance with the reporting requirements.

2.	In addition, the securities holdings reports should be compared to a sample of quarterly securities transaction reports and/or statements from financial institutions holding the accounts to seek to assure the Access Person is reporting personal securities transactions as required.

3.4.3	Ongoing Reviews

The CCO is responsible for the following additional procedures relating to personal securities transactions of Access Persons:

1.	Create and maintain a listing of all Access Persons, which addresses any distinctions between Matson Money Access Persons and Matson Capital Access Persons to the extent, and in a manner, that the CCO determines to be necessary or appropriate; and

2.	Promptly report any apparent violations of the Code to Matson’s CEO in writing.

4.0	STANDARD OF BUSINESS CONDUCT

Matson Money’s and Matson Capital’s Supervised Persons are in a position of trust with respect to each firm’s respective clients. This position requires Matson’s Supervised Persons to act at all times with the utmost integrity. Matson’s Supervised Persons should perform their duties with complete propriety and should not take advantage of their position. These persons should use reasonable care and exercise independent professional judgment. In any act in which a Supervised Person engages, the Supervised Person should consider the reputation of Matson, whether their conduct is not only legal, but also ethical, whether they are acting in the best interests of Matson Money’s and/or Matson Capital’s (as applicable) clients, and whether their act or omission to act is consistent with Matson’s ideals of integrity, openness, honesty and trust. The Supervised Person shall not engage in any professional conduct involving fraud, dishonesty, deceit or misrepresentation of a material fact.

Supervised Persons should keep in mind the following fundamental fiduciary principles that govern their activities:

1.	The interests of clients must come first;

2.	Supervised Persons must not take inappropriate advantage of their positions;

3.	Information concerning clients’ investments must be kept confidential; and

4.	Supervised Persons shall deal fairly and objectively with all clients and prospects when disseminating investment recommendations, disseminating material changes in prior investment recommendations, and (as applicable) taking investment action.

4.1	Conflicts of Interest

The Code is intended to (a) minimize conflicts of interest and even the appearance of conflicts of interest, between Matson Money’s and Matson Capital’s Supervised Persons and their respective firm’s clients in the securities markets and (b) assure that personal securities transactions of Matson’s Supervised Persons are made in compliance with applicable securities laws.

Matson’s general policy is to avoid conflicts of interest wherever possible and, where they unavoidably occur, to resolve them in favor of clients.

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4.2	Compliance with applicable federal securities laws.

Matson Money Supervised Persons are not permitted in connection with the purchase or sale by such person of a security held or to be acquired by Matson Money for a client, and Matson Capital Supervised Persons are not permitted in connection with the purchase or sale by such person of a security recommended or to be recommended by Matson Capital to a client:

1.	To employ any device, scheme or artifice to defraud any client(s) or prospective clients;
2.	To make any untrue statement of a material fact or omit to state to a client or prospective client a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;
3.	To engage in any transaction, practice or course of business which operates or would operate as a fraud or deceit upon any client or prospective client; or
4.	To engage in any act, practice, or course of business which is fraudulent, deceptive or manipulative.

In addition, Matson Supervised Persons shall comply with the applicable provisions of the Securities Act of 1933, the Exchange Act, the Advisers Act, the Company Act, and Gramm-Leach-Bliley Act of 1999 and the rules thereunder. In summary, these laws and rules:

●	require registration of publicly traded securities,
●	place restrictions on the manner privately offered securities are offered and sold,
●	require registration of an investment company unless an exemption is available,
●	mandate full disclosure of all material facts when offering or selling a security, advising a client or managing an investment company,
●	prohibit fraud in connection with the offer and sale of securities,
●	prohibit fraud on the securities markets,
●	require registration of investment companies and investment advisers unless an exemption is available, and,
●	set forth requirements to protect the privacy of client personal information.

4.3	Delivery of the Code to Each Supervised Person

Matson shall deliver a copy electronically of the Code and each amendment or amended version to each Supervised Person.

4.4	Ethical Restraint

All Access Persons are required to comply with ethical restraints relating to clients and their accounts, including restrictions on giving gifts to, and receiving gifts from, clients or advisors, in violation of any applicable Matson Money or Matson Capital Gift Policy. Any violation of this provision shall be promptly reported to the CEO, CCO, or the Compliance Officer of Matson, and may be the cause of disciplinary action against the Access Person, including demotion, suspension, or termination.

5.0	SAFEGUARDING DATA

Supervised Persons must safeguard material, non-public information about Matson client transactions and adhere to any applicable Matson Money or Matson Capital Privacy Policy. This includes, but is not limited to adherence to physical and technical security of data.

5.1	Supervised Persons may not share access codes or passwords with other Supervised Persons, contractors, or agency employees.

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5.2	Supervised Persons are prohibited from electronically or otherwise transmitting client transactions to unauthorized entities. Authorized entities include, but are not limited to:

1.	Brokers or Dealers with a business need.
2.	Vendors with a contractual need and who have executed a non-disclosure agreement with Matson.

6.0	DISCLOSURE OF THE CODE ON THE FORM ADV PART 2A

Matson Money and Matson Capital each will summarize the key provisions of the Code in response to Section 11 on its respective Form ADV Part 2A, in accordance with the SEC’s required ADV renewal schedule. The disclosure will state that Matson will provide a copy of the Code to any client or prospective client upon request.

The CCO or their designee will make a record of all requests and the date and to whom the Code was delivered.

7.0	REPORTS OF VIOLATIONS OF THE CODE

Any Supervised Person who becomes aware of any apparent violation of the Code shall promptly report such apparent violation to the CEO, CCO, or Compliance Officer of Matson.

8.0	WHISTLEBLOWER POLICY

As articulated in the Code’s statement on Standard of Business Conduct, central to Matson's compliance culture is an ingrained commitment to fiduciary principles. The policies and procedures set forth here and in our Compliance Manual, and their consistent implementation by all Supervised Persons of Matson evidence Matson’s unwavering intent to place the interests of clients ahead of self-interest for Matson, our management and staff.

Every employee has a responsibility for knowing and following Matson’s policies and procedures. Every person in a supervisory role is also responsible for those individuals under their supervision.

Recognizing our shared commitment to clients, all employees are required to conduct themselves with the utmost loyalty and integrity in their dealings with clients, customers, stakeholders and one another. Improper conduct on the part of any employee puts Matson and company personnel at risk. Therefore, while managers and senior management ultimately have supervisory responsibility and authority, these individuals cannot stop or remedy misconduct unless they know about it. Accordingly, all employees are not only expected to, but are required to report their concerns about potentially illegal conduct as well as violations of our company’s policies.

8.1	Reporting Potential Misconduct

To ensure consistent implementation of such practices, it is imperative that Supervised Persons have the opportunity to report any good faith concerns or suspicions of improper activity at Matson (whether by a Supervised Person or other party) confidentially and without retaliation.

Matson Money’s or Matson Capital’s Whistleblower Policy, as applicable, covers the treatment of all concerns relating to suspected illegal activity or potential misconduct.

Supervised Persons may report potential misconduct by submitting a 'Report a Violation' form available on the main web portal of the COMPLY (formerly NRS) website, or by submitting the violation via written complaint to the CCO. By default, reports submitted via the COMPLY portal shall be submitted anonymously unless the individual unchecks the box that indicates the sender wishes to remain anonymous. Reports of violations or suspected violations must be reported to the CCO and/or to other designated members of senior management. Supervised persons may report suspected improper activity by the CCO to Matson’s other senior management.

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Link and login information to COMPLY can be found in Matson’s Compliance Manual.

8.2	Responsibility of the Whistleblower

A person must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a violation of the Code has occurred. A malicious allegation known to be false is considered a serious offense and shall be subject to disciplinary action that may include termination of employment.

8.3	Right of the Whistleblower to Report Potential Violations of Law

Nothing in the Code prohibits or prevents any individual from reporting possible violations of law or regulation or from providing related documents or information without prior notice to or approval from Matson, to any regulator, or federal, state, or local governmental agency, including but not limited to the SEC or the Commodity Futures Trading Commission (“Agencies”). Nothing in the Code is intended to impair any individual’s rights under whistleblower laws or limit any right to receive an award for information provided to any Agencies.

8.4	Handling of Reported Improper Activity

Matson shall take seriously any report regarding a potential violation of Matson’s policy or other improper or illegal activity, and recognizes the importance of keeping the identity of the reporting person from being widely known. Supervised Persons are to be assured that Matson will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially and without retaliation.

In order to protect the confidentiality of the individual submitting such a report and to enable Matson to conduct a comprehensive investigation of reported misconduct, Supervised Persons should understand that those individuals responsible for conducting any investigation are generally precluded from communicating information pertaining to the scope and/or status of such reviews.

8.5	No Retaliation Policy

It is Matson’s policy that no Supervised Person who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. A Supervised Person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. A Supervised Person who believes s/he has been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the CCO or to Matson’s other senior management in the event the concern pertains to the CCO.

9.0	SANCTIONS

The sanctions for violation of the Code may include any or all of the following: (1) a letter of censure, (2) a fine, (3) temporary or permanent suspension of trading for any Access Person Accounts, (4) temporary suspension of employment, (5) termination of employment, (6) disgorgement of any ill-gotten profits or avoidance of losses, (7) and/or any other sanction deemed appropriate by the CCO and the CEO of Matson.

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10.0	COMPLIANCE OVERSIGHT OF THE CODE

10.1	The CCO’s responsibilities which they may delegate to another person include the following:

1.	Create and maintain a list of all Supervised Persons and Access Persons for each of Matson Money and Matson Capital.
2.	Monitor personal securities transactions and reporting in accordance with the procedures in Section 3;
3.	Monitor compliance with the Standards of Business Conduct in accordance with the procedures in Section 4;
4.	Require Supervised Persons to read the Code and obtain required acknowledgments in accordance with the procedures in Section 3;
5.	Monitor requests for a copy of the Code and subsequent delivery in accordance with Section 6;
6.	Monitor ADV disclosure regarding the Code for accuracy;
7.	Report all Code violations or apparent violations to Matson’s CEO in writing promptly upon discovery;
8.	Review the Code for adequacy and effectiveness at least annually and report the results to Matson’s CEO; and
9.	Maintain required books and records in accordance with the provisions of Section 11.0.

10.2.	Matson’s CEO and CCO are responsible for the review and evaluation of the full details of any suspected violations of the Code and imposition of sanctions when necessary.

11.0.	REQUIRED RECORDS

The CCO or their designee will ensure that the following books and records are maintained in, as appropriate, electronic or hard copy form for at least five years, two years in an easily accessible place (i.e., Matson Money’s or Matson Capital’s office, as applicable):

1.	A copy of each Code that has been in effect at any time during the past five years;
2.	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;
3.	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a Supervised Person; (These records must be kept for five years after the individual ceases to be a Supervised Person of Matson Money or Matson Capital, as applicable.)
4.	Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports; and
5.	A list of the names of persons who are currently, or within the past five years were Access Persons of Matson Money or Matson Capital, as applicable.

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EXHIBIT A

QUARTERLY ACCOUNTS AND TRANSACTIONS REPORT
(MAINTAINED IN COMPLIANCE ALPHA SYSTEM; CERTIFICATION LANGUAGE REPRODUCED BELOW)

Instructions

Please complete both sections (Accounts and Transactions) of this certification as detailed below and certify that they are accurate.

By signing below, you affirm that you have attested completely and truthfully to the above inquiry.

Date:

Signature:

Print Name:

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EXHIBIT B

INITIAL HOLDINGS

(MAINTAINED IN COMPLIANCE ALPHA SYSTEM; CERTIFICATION LANGUAGE REPRODUCED BELOW)

To the Chief Compliance Officer of Matson Money, Inc. (“Matson Money”) and Matson Capital, LLC (“Matson Capital”):

1.	I have read and understand the Joint Code of Ethics and recognize that I am subject thereto as an employee of Matson Money or Matson Capital, as applicable.

2.	I hereby certify that the following is a list of all Covered Securities (as defined in the Joint Code of Ethics) that my Access Person Accounts own as of , 20 .

3.	I hereby certify that the following is a list of each broker, dealer or bank with which I maintain an account in which any securities are held for my direct or indirect benefit.

4.	Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve Matson Money’s or Matson Capital’s (as applicable) clients, such as any economic relationship between my securities holdings and securities held or to be acquired by Matson Money’s clients, or recommended or to be recommended to Matson Capital’s clients, as applicable.

Date:

Signature:

Print Name:

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EXHIBIT C

ANNUAL HOLDINGS

(MAINTAINED IN COMPLIANCE ALPHA SYSTEM; CERTIFICATION LANGUAGE REPRODUCED BELOW)

To the Chief Compliance Officer of Matson Money, Inc. (“Matson Money”) and Matson Capital, LLC (“Matson Capital”):

1.	I have read and understand the Joint Code of Ethics (the “Code”) and recognize that I am subject thereto as an employee of Matson Money or Matson Capital, as applicable.

2.	I hereby certify that I have complied with the requirements of the Code and I have reported all securities transactions each calendar quarter.

3.	I hereby certify that the following is a list of all Covered Securities (as defined in the Joint Code of Ethics) that my Access Person Accounts owned as of , 20 .

4.	I hereby certify that the following is a list of each broker, dealer or bank with which I maintain an account in which any securities are held for my direct or indirect benefit.

5.	Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve Matson Money’s or Matson Capital’s (as applicable) clients, such as any economic relationship between my transactions or securities holdings and securities held or to be acquired by Matson Money’s clients, or recommended or to be recommended to Matson Capital’s clients, as applicable.

Date:

Signature:

Print Name:

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EXHIBIT D

INITIAL AND ANNUAL JOINT CODE OF ETHICS CERTIFICATIONS
(BOTH MAINTAINED IN COMPLIANCE ALPHA SYSTEM; CERTIFICATION LANGUAGE REPRODUCED BELOW)

I acknowledge that I have received a copy of the Joint Code of Ethics (the “Code”) and certify that:

1.	I have read the Code and understand its terms and applicability to me;

2.	As an employee of Matson Money, Inc. and/or Matson Capital, LLC, as applicable, I am subject to, and agree to comply in all respects with, the policies and procedures outlined in the Code; and

3.	I have had an opportunity to ask questions about the Code and my questions have been thoroughly answered.

Unless otherwise noted, I am not presently violating any of the policies and procedures described in the Code.

By signing below, you affirm that you have attested completely and truthfully to the above inquiry.

Date:

Signature:

Print Name:

Office: 513 204 8000 | Fax: 513 204 8005 | Fax: 888 853 2485 | 5955 Deerfield Blvd. Mason, Ohio 45040 | www.matsonmoney.com

GRA-1869 MM and MC_Code of Ethics_06172025

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